Exhibit 99.1

DELTIC Timber
Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Matthew Hegi	Clefton D. Vaughan
August 12, 2005		Investor Relations	Public Relations
		(870) 881-6481	(870) 881-6407

Deltic Announces Second Quarter 2005 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2005 totaled $6.4 million, $.52 a share, an increase of 129 percent when compared to $2.8 million, $.23 a share, a year ago. Operating income for the current period was $10.1 million, a $4.2 million increase from the second quarter of 2004, due primarily to increases in sales volumes and pricing levels in all three of the Company’s operating segments. Net cash provided by operating activities was $11.5 million for the second quarter of 2005, which compares to $10.4 million a year ago. Pursuant to the Company’s August 5, 2005 announcement that Deltic will be filing an amendment to its 2004 Annual Report on Form 10-K to amend and restate the Company’s financial statements and other financial information for the years 2002 through 2004, and certain quarters in 2002, 2003 and 2004, financial data for comparable periods of 2004, included within this release, have been restated as necessary.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Let me first say that I believe our commitment to public transparency and financial disclosure has been evidenced over the preceding weeks as the Company completed its restatement. When the events causing the restatement were discovered, we promptly disclosed the facts and undertook the appropriate corrective action. Now turning to Deltic’s second quarter, I am pleased that the period’s net income is the largest quarterly earnings from continuing operations in the history of the Company. For the sixth consecutive quarter, each of the Company’s three operating segments reported positive financial results, producing a net income for the period of more than double that of the second quarter of 2004. Our Woodlands segment continues to benefit from a strong timber market evidenced by a 21 percent increase in the average per-ton pine sawtimber price when compared to the second quarter of 2004. The Company’s sawmills successfully built on their operating improvements, achieving a record level of lumber production for the second quarter of 2005, along with near-record operating profits. Sustained market demand for our real estate development in west Little Rock, Arkansas, was again confirmed with the sale of 90 residential lots during the quarter and by a previously announced successful offering of 72 residential lots in Chenal Valley during the month of June. We are also pleased that our 50 percent-owned joint venture, Del-Tin Fiber, has returned to profitability after the fire-related temporary production curtailment experienced during the first quarter of 2005. We remain encouraged regarding the facility’s financial outlook for the remainder of the year. As we proceed into the second half of 2005, our focus will remain on the continuation of Deltic’s profitable operating momentum.”

The Woodlands segment earned $6.6 million in the second quarter of 2005, an increase of $2.2 million when compared to $4.4 million for the same period of 2004. The Company’s pine sawtimber harvest increased from 131,423 tons in the prior-year quarter to 155,840 tons in 2005’s second quarter. Average pine sawtimber price was $47 per ton for the current quarter versus $39 per ton a year ago.

Deltic’s Mills segment earned $3.1 million in the second quarter of 2005, an improvement of $.1 million when compared to the corresponding quarter of 2004. Finished lumber sales price increased $8 per thousand board feet to $385, and lumber sales volume increased 19 percent to 69.3 million board feet when compared to 2004’s second quarter.

The Company’s Real Estate segment earned $3.5 million in the second quarter of 2005, which compares to $.7 million for the same quarter of 2004. Residential lot sales for the second quarter of 2005 increased from 51 lots to 90 when compared to a year ago and the average lot price increased by $24,800, due to sales mix, to $88,400 per lot. No commercial sales occurred in the second quarter of 2005 or 2004.

Corporate operating expense was $2.9 million for 2005’s second quarter, which compares to $2.7 million for the corresponding quarter of 2004. Deltic’s equity in Del-Tin Fiber was income of $.7 million for the second quarter of 2005, an increase of $.5 million when compared to income of $.2 million a year ago.

Capital expenditures were $9 million for 2005’s second quarter and $14.4 million for the six months ended June 30, 2005. Capital expenditures were $6.6 million for 2004’s second quarter and $10.4 million for the six months ended June 30, 2004.

For the first six months of 2005, net income totaled $8.9 million, $.73 a share. Financial results for the six months ended June 30, 2004, were net income of $4.1 million, $.34 a share. Net cash provided by operating activities was $20.7 million for the 2005 period compared to $17 million a year ago.

Pine sawtimber harvest level for the six months ended June 30, 2005, was 335,042 tons, an 11 percent increase when compared to 302,204 tons during the same period of 2004. Average pine sawtimber price of $45 per ton increased $7 from the prior-year period. Finished lumber average sales price increased $20, or six percent, from $358 per thousand board feet to $378. Lumber sales increased 27.2 million board feet to 138 million. Residential lot sales for the first half of 2005 totaled 127 lots at an average price of $83,700, which compares to 82 lots at $67,400 per lot for the corresponding period of 2004. Results for the first six months of 2005 included a sale of .99 acres of commercial property averaging $632,600 per acre, while 2.03 commercial acres were sold for $152,200 per acre during the prior-year period.

Regarding the outlook for the third quarter and for the year of 2005, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 120,000 to 140,000 tons and 550,000 to 575,000 tons, respectively. Significant sales of timberland identified to have a higher and better use or to be non-strategic are not anticipated, but may reach 100 to 250 acres for the year. Finished lumber production and sales are estimated at 65 to 75 million board feet for the third quarter and 275 to 285 million for the year. Residential lot sales are projected at 15 to 20 lots and 290 to 310 lots for the third quarter and year of 2005, respectively”.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Monday, August 15, 2005, at 2:00 p.m. Central Time to discuss second quarter 2005 earnings. Interested parties may participate in the call by dialing 1-800-231-9012. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Monday, August 29, by dialing 1-888-203-1112 and referencing replay passcode identification number 3586749.

Summary financial data and operating statistics for the second quarter and first six months of 2005 with comparisons to 2004 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2005		Three Months Ended June 30, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
				(Restated)
Woodlands	$9.2	6.6	7.2	4.4
Mills	31.8	3.1	25.6	3.0
Real Estate	10.1	3.5	5.2	0.7
Corporate	0.0	(2.9)	0.0	(2.7)
Eliminations	(5.1)	(0.2)	(4.0)	0.5

Total net sales/operating income	$46.0	10.1	34.0	5.9

	Six Months Ended June 30, 2005		Six Months Ended June 30, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
				(Restated)
Woodlands	$18.9	13.4	15.4	9.9
Mills	62.0	4.8	46.1	3.3
Real Estate	15.1	4.5	9.0	1.3
Corporate	0.0	(5.9)	0.0	(5.3)
Eliminations	(10.6)	(0.4)	(8.7)	0.6

Total net sales/operating income	$85.4	16.4	61.8	9.8

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net sales	$45,980	33,997	85,415	61,808

Costs and expenses
Cost of sales	29,896	22,566	56,718	40,697
Depreciation, amortization, and cost of fee timber harvested	2,881	2,690	5,838	5,603
General and administrative expenses	3,107	2,961	6,431	5,770

Total costs and expenses	35,884	28,217	68,987	52,070

Operating income	10,096	5,780	16,428	9,738

Equity in Del-Tin Fiber	738	260	23	26
Interest income	135	60	160	118
Interest and other debt expense	(1,457)	(1,517)	(2,860)	(3,100)
Other income/(expense)	(3)	(1)	(3)	(5)

Income/(loss) before income taxes	9,509	4,582	13,748	6,777

Income taxes	(3,136)	(1,833)	(4,828)	(2,710)

Net income/(loss)	$6,373	2,749	8,920	4,067

Earnings per common share
Basic	$0.52	0.23	0.73	0.34
Assuming dilution	$0.52	0.23	0.72	0.34

Dividends per common share	$0.0625	0.0625	0.1250	0.1250

Average common shares outstanding (thousands)	12,249	12,120	12,238	12,071

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) June 30, 2005	Dec. 31, 2004
				(Restated)
Working capital			$8,875	6,481
Total assets			315,441	307,580
Long-term debt			84,008	85,724
Stockholders’ equity			192,064	184,091

OTHER DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Capital expenditures - thousands of dollars
Woodlands	$1,962	3,433	3,081	6,019
Mills	3,362	1,210	6,054	1,374
Real Estate	3,692	1,867	5,236	2,878
Corporate	20	80	74	148

Total	$9,036	6,590	14,445	10,419

		(Restated)		(Restated)

Net cash provided by operating activities	$11,446	10,387	20,657	16,994

Woodlands
Pine sawtimber harvested from fee lands - tons	155,840	131,423	335,042	302,204
Pine sawtimber price - per ton	$47	39	45	38

Timberland sales - acres	18.09	479.14	18.09	716.64
Timberland sales price - per acre	$8,500	1,100	8,500	1,100

Mills
Finished lumber sales - thousands of board feet	69,269	58,344	138,021	110,789
Finished lumber price - per thousand board feet	$385	377	378	358

Real Estate
Residential
Lots sold	90	51	127	82
Average sales price - per lot	$88,400	63,600	83,700	67,400

Commercial
Acres sold	—	—	0.99	2.03
Average sales price - per acre	$—	—	632,600	152,200